Exhibit 99.1

MyMD Pharmaceuticals to Discuss its Novel Therapies for Aging and Related Diseases at the Dawson James Securities 6th Annual Small Cap Growth Conference on October 21

MyMD is pursuing high value opportunities in a massive healthcare market with no known competing FDA-approved drugs for treating aging disorders and extending healthy lifespan

BALTIMORE, MD. – October 19, 2021 – MyMD Pharmaceuticals, Inc. (Nasdaq: MYMD) (“MyMD” or “the Company”), a clinical stage pharmaceutical company committed to extending healthy lifespan, announced today that it will present at the Dawson James Securities 6th Annual Small Cap Growth Conference on Thursday, October 21, 2021, at 4:30 p.m. ET in Track 1. The conference is being held at the Wyndham Grand Jupiter at Harbourside Place in Jupiter, Florida.

MyMD Chief Scientific Officer Adam Kaplin, M.D., Ph.D. will discuss the multiple indications for each of MyMD’s novel drug candidates, MYMD-1 and Supera-CBD. A webcast of the presentation will be available live and on demand for 90 days after the conference.

About MYMD-1

MYMD-1’s primary purpose is to slow the aging process and extend healthy lifespan, and it is also showing promise as a potential treatment for post- COVID-19 complications and as an anti-fibrotic and anti-prolific therapeutic. MYMD-1 has shown effectiveness in regulating the immune system by performing as a selective inhibitor of tumor necrosis factor-alpha (TNF-α), a driver of chronic inflammation. Unlike other therapies, MYMD-1 has been shown to selectively block TNF-α when it becomes overactivated in autoimmune diseases and cytokine storms, but not block it from doing its normal job of being a first responder to any routine type of moderate infection. MYMD-1’s ease of oral dosing is another differentiator compared to currently available TNF-α blockers, all of which require delivery by injection or infusion. No approved TNF inhibitor has ever been dosed orally. In addition, the drug is not immunosuppressive and has not been shown to cause the serious side effects common with traditional therapies that treat inflammation. MyMD expects to launch two Phase 2 trials during the current quarter for MYMD-1 – one for delaying aging and prolonging healthy lifespan, and the other for post- COVID-19 depression and cytokine elevation.

About Supera-CBD

Supera-CBD is MyMD’s pre-clinical patented synthetic cannabidiol (CBD) derivative that is being developed as a pharmaceutical drug to address anxiety, pain, and neurodegeneration. Supera-CBD targets the cannabinoid receptor type 2 (CB2), a protein mainly expressed in the immune system and which is associated with the therapeutic effects of CBD, including its anxiolytic, anticonvulsant, antipsychotic, neuroprotective and anti-inflammatory properties. CB2 receptors do not create an intoxicating negative psychotropic reaction (e.g. a high). In contrast, CB1 is usually expressed in the brain and distributed throughout the central nervous system to deliver an intoxicating effect. A vast majority of CBD developers are pursuing compounds targeted to CB2 that have minimal CB1 affinity. MyMD’s Supera-CBD, with low CB1 affinity and four-fold increased CB2 binding, is 8,000 times more potent a CB2 agonist (activator) than regular CBD. The Company believes that Supera-CBD is currently on a path toward human clinical trials as a therapy for epilepsy, followed by chronic pain.

About MyMD Pharmaceuticals, Inc.

MyMD Pharmaceuticals, Inc. (Nasdaq: MYMD), a clinical stage pharmaceutical company committed to extending healthy lifespan, is focused on developing two novel therapeutic platforms that treat the causes of disease rather than only addressing the symptoms. MYMD-1 is a drug platform based on a clinical stage small molecule that regulates the immune system to control TNF-α, which drives chronic inflammation, and other pro-inflammatory cell signaling cytokines. MYMD-1 is being developed to delay aging, increase longevity, and treat autoimmune diseases and COVID-19- associated depression. The Company’s second drug platform, Supera-CBD, is being developed to treat chronic pain, addiction and epilepsy. Supera-CBD is a novel synthetic derivative of cannabidiol (CBD) and is being developed to address and improve upon the rapidly growing CBD market, which includes both FDA approved drugs and CBD products not currently regulated as drugs. For more information, visit www.mymd.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any expected future results, performance, or achievements. Forward-looking statements speak only as of the date they are made and none of MyMD nor its affiliates assume any duty to update forward-looking statements. Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “may,” “plan,” “will,” “would’’ and other similar expressions are intended to identify these forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, without limitation: the timing of, and MyMD’s ability to, obtain and maintain regulatory approvals for clinical trials of MyMD’s pharmaceutical candidates; the timing and results of MyMD’s planned clinical trials for its pharmaceutical candidates; the amount of funds MyMD requires for its pharmaceutical candidates; increased levels of competition; changes in political, economic or regulatory conditions generally and in the markets in which MyMD operates; MyMD’s ability to retain and attract senior management and other key employees; MyMD’s ability to quickly and effectively respond to new technological developments; MyMD’s ability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on MyMD’s proprietary rights; and the impact of the ongoing COVID-19 pandemic on MyMD’s results of operations, business plan and the global economy. A discussion of these and other factors with respect to MyMD is set forth in the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, filed by MyMD on August 16, 2021. Forward-looking statements speak only as of the date they are made and MyMD disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Robert Schatz

(646) 421-9523

rschatz@mymd.com

www.mymd.com